UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 13, 2008

Hines Real Estate Investment Trust, Inc.

__________________________________________

(Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas		77056-6118
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On March 13, 2008, Hines REIT El Segundo LP, a subsidiary of Hines REIT Properties, L.P. (the "Operating Partnership"), which is a subsidiary of Hines Real Estate Investment Trust, Inc. ("Hines REIT" or the "Company"), acquired the Raytheon/DirecTV Buildings,  a two-building office complex located in the South Bay submarket of El Segundo, California. The seller, Newkirk Segair L.P., is not affiliated with the Company or its affiliates.

The Raytheon/DirecTV Buildings were constructed in 1976 and consist of 550,579 square feet of rentable area that are 100% leased to Raytheon Company, a defense and aerospace systems supplier under a lease that expires in December 2008. DirecTV, a satellite television provider, subleases 205,202 square feet, or approximately 37% of the buildings’ rentable area from Raytheon, under a lease that expires in December 2008.  Raytheon has executed a lease for 345,377 square feet, or approximately 63% of the buildings’ rentable area, which commences January 1, 2009, and expires on December 31, 2018.  DirecTV has executed a lease for 205,202 square feet, or approximately 37% of the buildings’ rentable area, which commences January 1, 2009, and expires on December 31, 2013.

The contract purchase price for the Raytheon/DirecTV Buildings was $120.0 million, exclusive of transaction costs, financing fees and working capital reserves. The acquisition was funded using proceeds from the Company's current public offering and borrowings under its revolving credit facility with KeyBank National Association.

In connection with the acquisition of this property, Hines REIT expects to pay its advisor, Hines Advisors Limited Partnership, an affiliate of Hines Interests Limited Partnership ("Hines"), approximately $600,000 in cash acquisition fees. Likewise, the profits interest in the Operating Partnership owned by an affiliate of Hines will increase as a result of the acquisition.

The terms of the acquisition of the Raytheon/DirecTV Buildings are more fully set forth in the Agreement of Purchase and Sale between Newkirk Segair L.P., LLC and Hines REIT El Segundo LP, dated December 17, 2007, which is incorporated by reference herein as Exhibit 10.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 13, 2008, Hines REIT El Segundo LP, entered into a $54.2 million mortgage loan with IXIS Real Estate Capital Inc. in connection with its acquisition of the Raytheon/DirecTV Buildings. The loan requires monthly payments of principal and interest based on a fixed interest rate of 5.675%, matures on December 5, 2016 and is secured by the Raytheon/DirecTV Buildings. The loan documents contain customary events of default with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens. This loan is not recourse to Hines REIT. If an event of default has not been cured and is continuing, the lender may declare that the prinicipal and any unpaid interest are immediately due and payable.

Item 7.01 Regulation FD Disclosure.

On March 19, 2008, Hines issued a press release relating to Hines REIT's acquisition of the Raytheon/DirecTV Buildings. A copy of such press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K. Pursuant to the rules and regulations of the Securities and Exchange Commission, such exhibit and the information set forth therein are deemed to have been furnished and shall not be deemed to be "filed" under the Securities Exchange Act of 1934.

Item 8.01 Other Events.

With the authorization of its board of directors, Hines REIT declared distributions for the month of April 2008. These distributions will be calculated based on shareholders of record each day during April in an amount equal to $0.00170959 per share, per day and will be aggregated and paid in cash in July 2008.

Item 9.01 Financial Statements and Exhibits.

 (a) and (b) Financial Statements of Real Estate Property Acquired and Pro Forma Financial Information. To be filed by amendment. The registrant hereby undertakes to file the financial statements required to be filed in response to this item on an amendment to this Current Report on Form 8-K no later than May 29, 2008.

(d) Exhibits:

10.1 Agreement of Sale between Newkirk Segair L.P. and Hines REIT El Segundo LP, dated December 17, 2007 (filed as exhibit 10.88 to Post-Effective Amendment No. 8 to the Company's Registration Statement on January 16, 2007 and incorporated by reference herein).

99.1 Press Release of Hines dated March 19, 2008.

Statements in this Current Report on Form 8-K, including intentions, beliefs, expectations or projections relating to the potential acquisition of the property described herein, funding sources for the same and timing of payment of distributions, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations and assumptions with respect to, among other things, future economic, competitive and market conditions and future business decisions that may prove incorrect or inaccurate. Important factors that could cause actual results to differ materially from those in the forward looking statements include the risks associated with property acquisitions and other risks described in the “Risk Factors” section of Hines REIT’s Registration Statement on Form S-11, its Annual Report on Form 10-K for the year ended December 31, 2006 and its other filings with the Securities and Exchange Commission.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

March 19, 2008	By:	/s/ Frank R. Apollo
Name: Frank R. Apollo
Title: Chief Accounting Officer, Treasurer and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Agreement of Sale between Newkirk Segair L.P. and Hines REIT El Segundo LP, dated December 17, 2007 (filed as exhibit 10.88 to Post-Effective Amendment No. 8 to the Company's Registration Statement on January 16, 2007 and incorporated by reference herein).

99.1	Press Release of Hines dated March 19, 2008